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                                                                   EXHIBIT 10.13

                         GENERAL INSTRUMENT CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                AMENDED AND RESTATED EFFECTIVE FEBRUARY 2, 1998
                      (ORIGINALLY EFFECTIVE JULY 1, 1997)

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                         GENERAL INSTRUMENT CORPORATION
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                   SECTION 1

                                  INTRODUCTION

    1.1 THE PLAN AND ITS EFFECTIVE DATE. NextLevel Systems, Inc. established the NextLevel Systems, Inc. Supplemental Executive Retirement Plan ("NextLevel SERP"), effective July 1, 1997. Effective February 2, 1998 NextLevel Systems, Inc. changed its name to General Instrument Corporation. This Plan is a successor to the NextLevel SERP.

    Effective as of the date of the distribution by General Instrument Corporation ("Old GI") of all of the shares of stock of NextLevel Systems, Inc. owned by it (the "Spinoff"), the liabilities of the General Instrument Corporation Supplemental Executive Retirement Plan ("Old GI SERP") accrued through June 30, 1997 with respect to participants in the Old GI SERP who continued in employment with NextLevel Systems, Inc. or its subsidiaries after the Spinoff were transferred to and assumed by the NextLevel SERP. Effective as of February 2, 1998 the liabilities of the NextLevel SERP are transferred to and assumed by the Plan.

    1.2 PURPOSE. The Company maintains the General Instrument Corporation Pension Plan (the "Pension Plan"), which was originally named the NextLevel Systems, Inc. Pension Plan, and which has been spun off from the General Instrument Corporation Pension Plan for Salaried and Hourly Paid Non-Union Employees ("Old GI Pension Plan"). The Pension Plan is intended to meet the requirements of a "qualified plan" under the Internal Revenue Code of 1986. Internal Revenue Code Section 401(a)(17) places limitations on the maximum amount of annual compensation which may be taken into account in determining the amount of benefit to which a participant is entitled under a qualified plan. Prior to 1994, the limit was $200,000, as adjusted for cost of living increases ("Old Compensation Limit"). Effective beginning in 1994, the limit is $150,000, as adjusted for cost of living increases ("New Compensation Limit"). Certain participants in the Pension Plan are also eligible to participate in the General Instrument Corporation Deferred Compensation Plan ("Deferred Compensation Plan"), which was originally named the NextLevel Deferred Compensation Plan. Certain participants in the Pension Plan may have been eligible to participate in the GI Deferred Compensation Plan. Under the Deferred Compensation Plan, eligible participants are permitted to elect to defer payment of a portion of their compensation. Amounts deferred under the Deferred Compensation Plan or the GI Deferred Compensation Plan are not considered to be compensation on which benefits under the Pension Plan are based ("Pension Earnings"). The purpose of the Plan is to provide benefits which would be payable under the Pension Plan if the Pension Plan and the GI Pension Plan had been subject to the Old Compensation Limit in 1994 and later years, but which may not be provided under the Pension Plan because of (a) the New Compensation Limit and (b) the exclusion of certain deferrals under the Deferred Compensation Plan from Pension Earnings. The Plan shall be an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                                   SECTION 2

                           PARTICIPATION AND BENEFITS

    2.1 ELIGIBILITY FOR PARTICIPATION. Any Related Company (as defined in the Pension Plan) that has become an Employer under the Pension Plan may, with the consent of the Company, adopt this Plan for its employees who are participants in the Pension Plan. The Company and each Related Company that adopts this Plan is referred to herein as an "Employer."

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    2.2  ELIGIBILITY FOR BENEFITS.  Subject to the conditions and limitations of the Plan, if a participant in the Pension Plan becomes entitled to benefits under the Pension Plan, and such benefits have been limited as a result of the New Compensation Limit or the exclusion of deferrals under the Deferred Compensation Plan or the GI Deferred Compensation Plan from Pension Earnings, or any of them, such employee shall then become a participant in the Plan.

    2.3 AMOUNT OF BENEFITS. The participant (or his beneficiary) shall be entitled to receive under the Plan an amount ("Supplemental Benefit") equal to the amount by which the benefit which would have been payable to the participant (or his beneficiary) under the Pension Plan (under the Old Compensation Limit) is reduced on account of the New Compensation Limit or the exclusion, in the year of deferral, of deferrals under the Deferred Compensation Plan or the GI Deferred Compensation Plan from Pension Earnings, or any of them, subject to (a) and (b) below:

        (a) The amount which would have been payable under the Old Compensation Limit shall be determined by adjusting the Old Compensation Limit for cost of living increases as though the New Compensation Limit had not taken effect. For this purpose, a participant's Frozen Benefit as of December 31, 1993 (as defined in the Pension Plan) shall not be considered to be affected by the New Compensation Limit.

        (b) Supplemental Benefits shall be based on amounts deferred under the Deferred Compensation Plan in the year of deferral, but only to the extent such amounts would have been considered to be Pension Compensation (subject to the Old Compensation Limit) if they had not been so deferred.

    A participant shall be vested in and subject to forfeitures of his Supplemental Benefit to the same extent as he would be if it were a benefit under the Pension Plan.

    2.4 PAYMENT OF BENEFITS. A participant's Supplemental Benefit shall be paid to him, or his beneficiary, at the same time and in the same manner as the benefit payable to such person under the Pension Plan, subject to the following:

        (i) if the present value lump sum actuarial equivalent of the Supplemental Benefit at the earlier of the date of a participant's termination of employment or the date pension benefits commence to him under the Pension Plan is $10,000 or less, the Supplemental Benefit shall be paid as soon as administratively practicable after such earlier date in a lump sum in cash; and

        (ii) in the event of a Change of Control (as defined in the Company's 1997 Long-Term Incentive Plan), the present value lump sum actuarial equivalent of each participant's Supplemental Benefit on the date of the Change of Control (including Supplemental Benefits then in pay status) shall be paid immediately in a lump sum in cash.

    Any Supplemental Benefits payable under the Plan after a lump sum payment has been made shall be reduced by the actuarial equivalent of such lump sum payment to the extent necessary to avoid double payment of benefits.

    2.5 DETERMINATION OF ACTUARIAL EQUIVALENTS. The actuarial equivalent for a lump sum under this Plan shall be determined in accordance with the provisions of the Pension Plan regarding actuarial equivalents as in effect for the participant's pension benefits.

    2.6 NO FUNDING. Benefits payable under the Plan to any person shall be paid directly by the Employer that last employed the participant; provided that benefits not paid by an Employer shall be paid by the Company. No Employer shall be required to fund, or otherwise segregate assets to be used for payment of, benefits under the Plan.

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                                   SECTION 3

                               GENERAL PROVISIONS

    3.1 PLAN ADMINISTRATION. The Plan shall be administered by a Committee ("Committee"), which shall have, to the extent appropriate, the same powers, rights, duties and obligations with respect to the Plan as it has with respect to the Pension Plan, including but not limited to claims administration and the discretionary power to construe and interpret the Plan. If the General Instrument Corporation Employee Benefits Administrative Committee does not accept appointment as the Committee, the Company shall appoint a Committee of at least two members, and if no such appointment is made, the Company shall serve as the Committee.

    3.2 EMPLOYMENT RIGHTS. Establishment of the Plan shall not be construed to give any employee the right to be retained in the service of any Employer or to any benefits not specifically provided by the Plan, nor shall the establishment of the Plan in any manner modify the Company's right to modify, amend or terminate the Pension Plan.

    3.3 INTERESTS NOT TRANSFERABLE. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

    3.4 CONTROLLING LAW. The law of Pennsylvania, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan, except to the extent preempted by federal law.

    3.5 ACTION BY THE COMPANY. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or any person(s) authorized by resolution of such Board of Directors.

                                   SECTION 4

                           AMENDMENT AND TERMINATION

    The Company intends the Plan to be permanent, but reserves the right at any time, by action of its board of directors, to modify, amend or terminate the Plan, including with respect to benefits then being paid; provided, however, that if a person covered by the Plan becomes entitled to a benefit under the Pension Plan, benefits provided under Section 2.1 hereof shall constitute an irrevocable obligation of the Company to the same extent as such benefit would have been irrevocable had it been an obligation of the Pension Plan.

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Date: 2 March, 1998

                                GENERAL INSTRUMENT CORPORATION

                                By: /s/ SCOTT CRUM
                                    ------------------------------
                                    Name: Scott Crum
                                    Title:  VICE PRESIDENT,
                                    ADMINISTRATION
                                    AND EMPLOYEE RESOURCES

ATTEST:

By: /s/ LEE S. ZIMMERMAN
  ----------------------------
    Name: Lee S. Zimmerman
    Title:  ASSISTANT
  SECRETARY
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